Exhibit 10.12

Executive Consulting Agreement

EXECUTIVE CONSULTING AGREEMENT, dated as of September 5, 2025 (this “Agreement”), between CLEANCORE SOLUTIONS, INC., a Nevada corporation (the “Company”), and Marco Margiotta, an individual (“Consultant”). Each of the Company and Executive are sometimes referred to in this individually as a “Party” and, collectively, as the “Parties.”

1. Services.

1.1 The Company hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.

1.2 Consultant shall serve as the Chief Investment Officer of the Company, including such duties and responsibilities to the Company as are customary for such a position in companies comparable to the Company, and as are reasonably assigned, delegated, and determined with notice from time to time by the Company to Consultant (the “Services”) and the Consultant shall report to the Chief Executive Officer of the Company.

1.3 The Company shall provide Consultant with access to its premises, materials, information, and systems to the extent necessary for the performance of the Services. The Company shall furnish, at Consultant’s reasonable request, the materials, equipment, and other resources necessary to perform the Services.

1.4 Consultant shall comply with all reasonable rules and procedures communicated to Consultant in writing by the Company, including those related to safety, security, and confidentiality.

1.5 Consultant shall devote such amount of Consultant’s business time, attention, and effort as is reasonably necessary to perform the Services in a diligent and timely manner and to fulfill the duties and responsibilities of the Chief Investment Officer of the Company. While it is anticipated that the Services may require a significant portion of Consultant’s business time, nothing in this Agreement shall be construed to require Consultant to devote all of Consultant’s business time exclusively to the Company, nor to restrict Consultant from engaging in other business activities, provided that such activities do not interfere with the performance of the Services or create a conflict of interest with the Company. The Parties acknowledge and agree that Consultant shall at all times retain discretion over the allocation of Consultant’s business time, subject to the foregoing.

2. Term. The term of this Agreement shall commence the date hereof and shall end the third (3rd) anniversary of the date hereof, unless earlier terminated in accordance with Section 8 (the “Term”). Any extension of the Term will be subject to mutual written agreement between Consultant and the Company.

3. Fees and expenses.

3.1 Base Compensation. The Company shall pay to the Consultant base compensation for all services to be rendered by the Consultant under this Agreement at the rate of $640,000 per year (the “Base Compensation”), which Base Compensation shall be paid in approximately equal monthly installments.

3.2 Annual and Special Bonus. Commencing in the calendar year 2025 and each calendar year thereafter during Executive’s employment with the Company, the Executive will be eligible to receive a discretionary annual performance bonus in the amount of $100,000 (the “Annual Bonus”), which Annual Bonus shall not be prorated, but instead, paid in full. The Annual Bonus shall be payable in full if the Company maintains a digital asset treasury strategy for six months. Any Annual Bonus earned by the Executive pursuant to this Section shall be paid to the Executive in accordance with Company policies, less authorized deductions and required withholding obligations, and is payable within 15 days following the achievement of the aforementioned milestone. In addition to the Annual Bonus, the Executive will receive an additional special bonus of $100,000 on the date that the Company’s digital asset treasury has total digital assets that equal to, or in excess of, $100 million.

3.3 Equity Awards. Within five (5) business days following the date that the number of available shares under the Company’s Equity Incentive Plan, as amended (the “Plan”) is increased such that there are a sufficient number of shares available to make the award contemplated by this Section 3.3, the Company shall issue to the Consultant 4,000,000 shares of restricted stock under the Plan, which shall vest in full on the date of grant.

3.4 The Company shall be responsible for any travel or other costs or expenses incurred by Consultant in connection with the performance of the Services, provided that all such expenses must be documented and receive the Company’s prior written approval.

4. Relationship of the parties.

4.1 Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between Consultant and the Company for any purpose. Consultant has no authority (and shall not hold himself out as having authority) to bind the Company and Consultant shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

4.2 Without limiting Section 4.1, Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by Consultant in connection with the performance of the Services shall be Consultant’s employees or contractors and Consultant shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

5. Intellectual property rights.

5.1 All documents, work product, and other materials that are delivered under this Agreement and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services (“Work Product”), and all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein, shall be owned exclusively by the Company.

5.2 Consultant shall not disclose to any third party the nature or details of any Work Product inventions without the prior written consent of the Company. Any patent application for or application for registration of any Intellectual Property Rights in any Work Product that Consultant may file during the Term or thereafter will belong to the Company, and Consultant hereby irrevocably assigns to the Company, for no additional consideration, Consultant’s entire right, title, and interest in and to such application, all Intellectual Property Rights disclosed or claimed therein, and any patent or registration issuing or resulting therefrom.

5.3 As between Consultant and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to you by the Company (“Company Materials”), and all Intellectual Property Rights therein. Consultant has no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform Consultant’s obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. Consultant has no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names without its prior written consent.

6. Confidentiality.

6.1 Consultant acknowledges that Consultant will have access to information that is treated as confidential and proprietary by the Company, whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that Consultant accesses or develops in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this clause. Consultant agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. Consultant shall notify the Company immediately in the event Consultant become aware of any loss or disclosure of any Confidential Information.

6.2 Confidential Information shall not include information that:

(a) is or becomes generally available to the public other than through Consultant’s breach of this Agreement; or

(b) is communicated to Consultant by a third party that had no confidentiality obligations with respect to such information.

6.3 Nothing herein shall:

(a) be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order; or

(b) prohibit or restrict Consultant (or Consultant’s attorney) from initiating communications directly with, responding to an inquiry from, providing testimony before, or otherwise participating in any investigation or proceeding conducted by the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), any other self-regulatory organization, or any other federal or state regulatory authority regarding possible securities law violations without the need for permission from or notice to the Company.

6.4 Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(a) Consultant will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b) If Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the Company’s trade secrets to Consultant’s attorney and use the trade secret information in the court proceeding if Consultant:

(i) files any document containing the trade secret under seal; and

(ii) does not disclose the trade secret, except pursuant to court order.

7. Representations and warranties.

7.1 Consultant represents and warrants to the Company that:

(a) Consultant has the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of Consultant’s obligations in this Agreement;

(b) Consultant’s entering into this Agreement with the Company and Consultant’s performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Consultant is subject;

(c) Consultant has the required skill, experience, and qualifications to perform the Services, Consultant shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services, and Consultant shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d) Consultant shall perform the Services in compliance with all applicable federal, state, and local laws and regulations, including by maintaining all licenses, permits, and registrations required to perform the Services; and

(e) the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind.

7.2 The Company hereby represents and warrants to Consultant that:

(a) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and

(b) the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate action.

8. Termination.

8.1 During the Term, the Company shall not terminate this Agreement without Cause, which shall mean (a) willful failure to perform the Services, (b) willful failure to comply with any valid and legal directive of the Chief Executive Officer or the board of directors of the Company, (c) engagement in dishonesty, illegal conduct, or gross misconduct, which is in each case, injurious to the Company or its affiliates, (d) embezzlement or misappropriation or fraud, whether or not related to the Consultant’s engagement with the Company, (e) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude, (f) material violation of the Company’s written policies or codes of conduct, including written policies relating to discrimination, harassment, performance of illegal or unethical activities and ethical misconduct, (g) material breach of any material obligation under this Agreement or any other written agreement between the Consultant and the Company and (h) engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace or embarrassment. Consultant may terminate this Agreement for “Good Reason”, which shall mean the occurrence of any of the following events without Consultant’s prior written consent: (a) a material reduction in the Consultant’s RSU Award, (b) a relocation of the Consultant’s principal work location by more than thirty (30) miles unless the Consultant is a remote worker at such time in accordance with this Agreement, (c) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Consultant and the Company (d) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law, (e) a material, adverse change in the Consultant’s s title, authority, duties, or responsibilities (other than temporarily while the Consultant is physically or mentally incapacitated or as required by applicable law), provided that Consultant gives written notice to the Company of the event constituting Good Reason and the Company fails to cure such event within thirty (30) days of receiving such notice.

8.2 If the Company terminates this Agreement without Cause, or if Consultant terminates this Agreement for Good Reason, any unvested RSUs under any outstanding Award Agreement shall vest effective immediately and the Consultant shall continue to receive his base compensation for the remainder of the Term.

8.3 The terms and conditions of this clause shall survive the expiration or termination of this Agreement.

9. Assignment. Neither Party may assign any rights or delegate or subcontract any obligations under this Agreement without the other Party’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

10. Remedies. In the event either Party breaches or threatens to breach any provisions of this Agreement, each Party hereby acknowledges and agrees that money damages would not afford an adequate remedy and that the other Party shall be entitled to seek a temporary or permanent injunction or other equitable relief restraining such breach or threatened breach from any court of competent jurisdiction without the necessity of showing any actual damages. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

11. Governing law, jurisdiction, and venue. This Agreement and all related documents, including all schedules attached hereto and all matters arising out of or relating to this Agreement and the Services provided hereunder, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply. Each party hereto irrevocably consents to the jurisdiction of the courts of the state of Nevada or the U.S. federal court of the District of Nevada, in either case, located in Las Vegas in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue.

12. Miscellaneous.

12.1 Consultant shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

12.2 All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth on the signature page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), email, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if: (a) the receiving party has received the Notice; and (b) the party giving the Notice has complied with the requirements of this Section.

12.3 This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

12.4 This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

12.5 If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

12.6 This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first set forth above.

CleanCore Solutions, Inc.

By:	/s/ Clayton Adams
Name:	Clayton Adams
Title:	Chief Executive Officer

Address:	5920 S. 118th Circle
Omaha NE 68137
Attn:	CEO
Email:

Marco Margiotta

/s/ Marco Margiotta

Address:

Email